Exhibit 99.1


                      Bank of the Ozarks, Inc.
               Announces Record Second Quarter Earnings


    LITTLE ROCK, Ark.--(BUSINESS WIRE)--July 10, 2003--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced record earnings for the quarter ended June 30, 2003. Net income for the quarter was $4,840,000, a 40.9% increase over net income of $3,435,000 for the second quarter of 2002. Diluted earnings per share were $0.60 for the second quarter of 2003 compared to $0.44 for the second quarter of 2002, an increase of 36.4%.
    For the six months ended June 30, 2003, net income totaled $9,315,000, a 42.7% increase over net income of $6,529,000 for the first six months of 2002. Diluted earnings per share for the first six months of 2003 were $1.16, compared to $0.84 for the same period in 2002, an increase of 38.1%.
    The Company's annualized returns on average assets and average stockholders' equity for the second quarter of 2003 were 1.69% and 23.89%, respectively, compared with 1.55% and 22.41%, respectively, for the comparable quarter in 2002. Annualized returns on average assets and average stockholders' equity for the six months ended June 30, 2003 were 1.71% and 24.09%, respectively, compared with 1.50% and 22.15%, respectively, for the six months ended June 30, 2002.
    Loans were $826 million at June 30, 2003, compared to $647 million at June 30, 2002, an increase of 27.6%. Deposits were $947 million at June 30, 2003, compared to $707 million at June 30, 2002, an increase of 34.0%. Total assets were $1.2 billion at June 30, 2003, a 33.3% increase from $896 million at June 30, 2002.
    On June 13, 2003 the Company closed its previously announced purchase of RVB Bancshares, Inc. ("RVB") and its River Valley Bank subsidiary in Russellville, Arkansas. The Company acquired $41 million in loans and $50 million in deposits in this transaction. Excluding these loans and deposits, in the twelve months from June 30, 2002 to June 30, 2003, Company's loans grew $137 million, or 21.2%, and its deposits grew $190 million, or 26.9%.
    Stockholders' equity increased 38.8% from $64.9 million at June 30, 2002, to $90.0 million at June 30, 2003, resulting in book value per share increasing 31.8% from $8.48 to $11.18. The Company's ratio of common equity to assets increased from 7.24% as of June 30, 2002 to 7.54% as of June 30, 2003 and its ratio of tangible common equity to assets increased from 6.95% as of June 30, 2002 to 7.04% as of June 30, 2003.
    In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, "We are excited to report our tenth consecutive quarter of record net income and earnings per share. We have now reported record net income in 24 of the last 26 quarters. Our excellent second quarter earnings were achieved with strong revenue growth as we set new records in net interest income, deposit account service charges, mortgage income and trust income. Strong loan and deposit growth, generated primarily by our growth and de novo branching strategy, was a key factor driving revenue growth. Excluding loans acquired in the RVB acquisition, our loans grew $53 million in the quarter just ended, making it our best quarter of loan growth ever."

    NET INTEREST INCOME

    Net interest income for the second quarter of 2003 increased 19.5% to $12,184,000 compared to $10,194,000 for the second quarter of 2002. The Company has now achieved nine consecutive quarters of record net interest income. Net interest margin, on a fully taxable equivalent basis, was 4.70% in the second quarter of 2003 compared to 4.97% in the second quarter of 2002, a decrease of 27 basis points. Net interest income for the six months ended June 30, 2003 increased 20.1% to $23,458,000 compared to $19,528,000 for the six months ended June 30, 2002. Net interest margin, on a fully taxable equivalent basis, was 4.75% for the first six months in 2003, a decrease of 13 basis points from the comparable six month period in 2002.
    Mr. Gleason stated, "The extraordinary low level of interest rates, the high level of prepayments in our loan and securities portfolios and the flattening yield curve have caused some reduction in our net interest margin from the high level achieved in the second quarter of 2002. We are pleased that our strong growth in loans and other earning assets has allowed us to achieve record net interest income in each of the last nine quarters."

    NON-INTEREST INCOME

    Non-interest income for the second quarter of 2003 was $4,570,000 compared with $2,709,000 for the second quarter of 2002, a 68.7% increase. Non-interest income for the six months ended June 30, 2003 was $8,092,000 compared to $4,901,000 for the six months ended June 30, 2002, a 65.1% increase.
    During the first six months of 2002 the Company's non-interest income was reduced by $217,000 of securities losses compared to $97,000 in securities gains during the first six months of 2003. During the first six months of 2003, the Company had income from bank owned life insurance purchased in the fourth quarter of 2002 and also benefited from a high level of mortgage lending activity and continued growth in its customer base.

    NON-INTEREST EXPENSE

    Non-interest expense for the second quarter of 2003 was $7,754,000 compared with $6,058,000 for the second quarter of 2002, an increase of 28.0%. The Company's efficiency ratio for the quarter ended June 30, 2003 was 45.7% compared to 46.6% for the second quarter of 2002. Non-interest expense for the first six months of 2003 was $14,508,000 compared with $11,694,000 for the first six months of 2002, an increase of 24.1%. The Company's efficiency ratio for the first six months of 2003 improved to 45.4% compared to 47.4% for the first six months of 2002.
    A number of factors contributed to the Company's growth in non-interest expense in the quarter just ended. In April and May the Company opened four new banking offices in Conway, Bryant, Little Rock and Cabot and a new loan production office in Mountain Home. During the quarter, the Company incurred $121,000 of pretax expenses related to contract termination charges, data processing conversion and other similar matters in connection with the RVB acquisition. Also the Company has adopted the prospective method of fair value recognition of stock option compensation expense as provided under SFAS No. 123, as amended by SFAS No. 148. As a result, during the second quarter, the Company incurred pretax compensation expense of $83,000 in connection with the annual issuance of director stock options.
    Mr. Gleason stated, "Our growth and de novo branching strategy necessarily entails growth in overhead as we routinely add new offices and staff. Our goal is to achieve an even faster rate of revenue growth. Although our overhead expenses increased 28.0% in the second quarter of 2003 compared to the same quarter last year, our net interest income increased 19.5% and our non-interest income increased 68.7% during the same period. This allowed us to achieve an 88 basis point improvement in our efficiency ratio to 45.7% during the second quarter of 2003 compared to 46.6% in last year's second quarter. This was the eighth consecutive quarter in which our efficiency ratio has been below 50%."

    ASSET QUALITY, CHARGE-OFFS AND RESERVES

    Nonperforming loans as a percent of total loans were 0.53% at June 30, 2003 compared to 0.37% as of June 30, 2002. Nonperforming assets as a percent of total assets were 0.42% as of June 30, 2003, compared to 0.31% as of June 30, 2002. The Company's ratio of loans past due 30 days or more, including past due non-accrual loans, to total loans was 0.76% at June 30, 2003 compared to 0.69% at June 30, 2002.
    The Company's annualized net charge-off ratio for the second quarter of 2003 was 0.16%, the same as for the second quarter of 2002. The Company's annualized net charge-off ratio was 0.23% for the six months ended June 30, 2003 compared to 0.18% for the six months ended June 30, 2002.
    In commenting on the Company's asset quality ratios, Mr. Gleason stated, "Our June 30, 2003 ratios of nonperforming loans and assets and past due loans increased from the ratios as of June 30, 2002. In addition to the normal ebb and flow of these ratios as loans move through our collection process, the RVB acquisition contributed to these increases. We have thoroughly reviewed the RVB portfolio and do not expect it to significantly affect our future ratio of net charge-offs, however we anticipate that it may take several quarters to bring that portfolio's ratios of nonperforming loans and assets and past due loans into conformity with our historical ratios. The RVB acquisition provides an excellent entry into an important market for us. We expect it to be modestly accretive to earnings per share in the coming quarters."
    The Company's allowance for loan losses increased to $12.6 million at June 30, 2003, or 1.52% of total loans, compared to $9.6 million, or 1.49% of total loans, at June 30, 2002. The increase in the allowance for loan losses in recent quarters reflects the Company's cautious outlook regarding the current uncertainty about economic conditions as well as the change in the mix and size of the Company's loan portfolio. As of June 30, 2003, the Company's allowance for loan losses equaled 285% of its total nonperforming loans.

    GROWTH AND EXPANSION

    The Company expects to continue its growth and de novo branching strategy in the second half of 2003 by opening approximately two to four new banking offices in addition to the four banking offices opened in the second quarter. During the third quarter of 2003, the Company expects to open one or two new banking offices, including a third Fort Smith office. Depending on progress in construction, the Company expects to open one or two additional new banking offices in the fourth quarter of 2003. These would include the Company's first Benton office and second Cabot office. Also in the fourth quarter of 2003, the Company expects to complete construction of permanent facilities in Conway and Cabot which will replace its initial temporary offices in those markets. Opening new offices is subject to availability of suitable sites, hiring qualified personnel, obtaining regulatory approvals and other conditions and contingencies.
    In February the Company opened a loan production office in Frisco, Texas focusing on suburban markets in the north Dallas area. This office has concentrated primarily on originating mortgage loans for resale on a non-recourse basis in the secondary market and is also expected to originate some construction, development and other loans. The Company is very pleased with the early success of this office, including the fact that it was profitable in the second quarter. This office is now substantially fully staffed. Because of its success and the opportunity to hire additional quality lenders, the Company plans to open a second LPO in the Dallas area during the third quarter of 2003. This second office is expected to primarily focus on commercial mortgage loans, but may also make residential mortgage, construction and development loans.
    In May 2003, the Company opened a new loan production office in Mountain Home, Arkansas because of an opportunity to hire several quality lending personnel in that market. The Company expects to open a full-service banking office in Mountain Home in 2004.
    In March the Company hired a senior officer to develop a leasing division. During the second quarter the Company hired additional staff and completed preparations for operations, which are expected to commence in the third quarter. The Company plans to primarily originate equipment leases among small business customers within its existing markets.
    In commenting on the Company's growth and expansion plans for 2004, Mr. Gleason stated, "While we have not yet finalized our plan for 2004 new office openings, we expect roughly the same number of new office openings as in 2003. Of course, opening new offices is subject to a number of conditions and contingencies, including our goal of achieving improvements in net income each quarter."

    CONFERENCE CALL

    Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CDT (11:00 a.m. EDT) on Friday, July 11, 2003. The call will be available live or in recorded version on the Company's website www.bankozarks.com under "Investor Relations" or interested parties calling from locations within the United States and Canada may call 800/990-4845 up to ten minutes prior to the beginning of the conference and ask for Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company's website or by telephone by calling 800/642-1687 in the United States and Canada or 706/645-9291 internationally. The passcode for this telephone playback is 1264646. The telephone playback will be available through July 31, 2003 and the website recording of the call will be available for 12 months.

    GENERAL

    This release contains forward looking statements regarding the Company's plans, expectations and outlook for the future including statements regarding the opening of new offices and the effects of the RVB acquisition, including its expected impact on future charge-off ratios. Actual results may differ materially from those projected in such forward looking statements, due, among other things, to continued interest rate changes, competitive factors, general economic conditions, including the current economic slow down, and their effects on the credit worthiness of borrowers and collateral values, the ability to attract new deposits and loans, delays in identifying and opening satisfactory sites, delays in or inability to obtain required regulatory approvals, as well as, other factors identified in this press release or in Management's Discussion and Analysis under the caption "Forward Looking Information" contained in the Company's 2002 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.
    Bank of the Ozarks, Inc. trades on the NASDAQ National Market under the symbol "OZRK". The Company owns a state chartered subsidiary bank that conducts banking operations through 38 offices in 24 communities throughout northern, western and central Arkansas and loan production offices in Mountain Home, Arkansas, Charlotte, North Carolina and Frisco, Texas. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company's website is: www.bankozarks.com.


                       Bank of the Ozarks, Inc.
                 Selected Consolidated Financial Data
           (Dollars in Thousands, Except Per Share Amounts)
                               Unaudited

                                            Second Quarter Ended
                                                  June 30,
                                       ------------------------------
                                                                  %
                                             2003      2002   Change
                                       ----------- --------- --------
Income statement data:
----------------------
 Net interest income                      $12,184   $10,194     19.5%
 Provision for possible loan losses         1,095       945     15.9
 Non-interest income                        4,570     2,709     68.7
 Non-interest expenses                      7,754     6,058     28.0
 Distribution on trust preferred securities   397       397        -
 Net income to common shareholders          4,840     3,435     40.9

Common stock data:
------------------
 Net income per share - diluted             $0.60     $0.44     36.4%
 Net income per share - basic                0.61      0.45     35.6
 Cash dividends per share                    0.11      0.07     57.1
 Book value per share                       11.18      8.48     31.8
 Diluted shares out-
  standing                                  8,061     7,821      3.1
 End of period shares out-
   standing                                 8,055     7,648      5.3

Balance sheet data at period end:
---------------------------------
 Total assets                          $1,194,463  $896,153     33.3%
 Total loans                              825,726   647,113     27.6
 Allowance for loan losses                 12,579     9,649     30.4
 Total investment securities              268,408   189,968     41.3
 Goodwill - net of amorti-
  zation                                    4,870     1,808    169.4
 Other intangibles - net of amorti-
  zation                                    1,566       939     66.8
 Total deposits                           947,074   706,876     34.0
 Repurchase agreements with customers      37,697    18,076    108.5
 Other borrowings                          98,594    85,318     15.6
 Stockholders' equity                     90,018    64,869     38.8
 Loan to deposit ratio                      87.19%    91.55%

Selected ratios:
----------------
 Return on average assets(a)                 1.69%     1.55%
 Return on average stock-
  holders' equity(a)                        23.89     22.41
 Average equity to total average
  assets                                     7.09      6.91
 Net interest margin - FTE(a)                4.70      4.97
 Overhead ratio(a)                           2.71      2.73
 Efficiency ratio                           45.72     46.60
 Allowance for possible loan
  losses to total loans                      1.52      1.49
 Nonperforming loans to
   total loans                               0.53      0.37
 Nonperforming assets to total assets        0.42      0.31
 Net charge-offs to average loans, net
  of unearned income(a)                      0.16      0.16

Other information:
------------------
 Non-accrual loans                         $4,413    $2,388
 Accruing loans - 90 days past due              -         -
 ORE and repossessions                        628       428

(a) Ratios annualized based on actual days


                                              Six Months Ended
                                                  June 30,
                                       ------------------------------
                                                                  %
                                             2003      2002   Change
                                       ----------- --------- --------
Income statement data:
----------------------
 Net interest income                      $23,458   $19,528     20.1%
 Provision for possible loan losses         1,845     1,495     23.4
 Non-interest income                        8,092     4,901     65.1
 Non-interest expenses                     14,508    11,694     24.1
 Distribution on trust preferred securities   793       793        -
 Net income to common shareholders          9,315     6,529     42.7

Common stock data:
------------------
 Net income per share - diluted             $1.16     $0.84     38.1%
 Net income per share - basic                1.19      0.86     38.4
 Cash dividends per share                    0.21      0.13     61.5
 Book value per share                       11.18      8.48     31.8
 Diluted shares outstanding                 8,033     7,775      3.3
 End of period shares outstanding           8,055     7,648      5.3

Balance sheet data at period end:
---------------------------------
 Total assets                          $1,194,463  $896,153     33.3%
 Total loans                              825,726   647,113     27.6
 Allowance for loan losses                 12,579     9,649     30.4
 Total investment securities              268,408   189,968     41.3
 Goodwill - net of amortization             4,870     1,808    169.4
 Other intangibles - net of amortization    1,566       939     66.8
 Total deposits                           947,074   706,876     34.0
 Repurchase agreements with customers      37,697    18,076    108.5
 Other borrowings                          98,594    85,318     15.6
 Stockholders' equity                      90,018    64,869     38.8
 Loan to deposit ratio                      87.19%    91.55%

Selected ratios:
----------------
 Return on average assets(a)                 1.71%     1.50%
 Return on average stock-
   holders' equity(a)                       24.09     22.15
 Average equity to total average assets      7.10      6.79
 Net interest margin - FTE(a)                4.75      4.88
 Overhead ratio(a)                           2.66      2.69
 Efficiency ratio                           45.43     47.42
 Allowance for possible loan
    losses to total loans                    1.52      1.49
 Nonperforming loans to total loans          0.53      0.37
 Nonperforming assets to total assets        0.42      0.31
 Net charge-offs to average loans, net
  of unearned income(a)                      0.23      0.18

Other information:
------------------
 Non-accrual loans                         $4,413    $2,388
 Accruing loans - 90 days past due              -         -
 ORE and repossessions                        628       428

(a) Ratios annualized based on actual days



                       Bank of the Ozarks, Inc.
                 Supplemental Quarterly Financial Data
           (Dollars in Thousands, Except Per Share Amounts)
                               Unaudited

                                 9/30/01  12/31/01  3/31/02  6/30/02
                                 -------- --------- -------- --------
Earnings Summary:
-----------------
 Net interest income              $7,825    $8,939   $9,334  $10,194
 Federal tax (FTE) adjustment        187       145      138       95
                                 -------- --------- -------- --------
 Net interest margin (FTE)         8,012     9,084    9,472   10,289
 Loan loss provision                (910)   (1,479)    (550)    (945)
 Non-interest income               1,737     2,039    2,192    2,709
 Non-interest expense             (4,816)   (5,171)  (5,636)  (6,058)
                                 -------- --------- -------- --------
 Pretax income (FTE)               4,023     4,473    5,478    5,995
 FTE adjustment                     (187)     (145)    (138)     (95)
 Provision for taxes              (1,138)   (1,348)  (1,849)  (2,068)
 Distribution on trust preferred
  securities                        (397)     (397)    (397)    (397)
                                 -------- --------- -------- --------
   Net income                     $2,301    $2,583   $3,094   $3,435
                                 ======== ========= ======== ========

 Earnings per share - diluted(b)   $0.30     $0.34    $0.40    $0.44

Non-interest Income Detail:
---------------------------
 Trust income                       $142      $116     $162     $163
 Service charges on deposit
  accounts                           979     1,035    1,505    1,806
 Mortgage lending income             410       647      494      498
 Gain (loss) on sale of assets        19        (9)       9       21
 Security gains (losses)             (16)       51     (217)       -
 Bank owned life insurance income      -         -        -        -
 Other                               203       199      239      221
                                 -------- --------- -------- --------
   Total non-interest income      $1,737    $2,039   $2,192   $2,709

Non-interest Expense Detail:
----------------------------
 Salaries and employee benefits   $2,716    $2,894   $3,202   $3,461
 Net occupancy expense               792       795      859      878
 Other operating expenses          1,247     1,422    1,537    1,681
 Goodwill charges                     23        22        -        -
 Amortization of other
  intangibles - pretax                38        38       38       38
                                 -------- --------- -------- --------
   Total non-interest expense     $4,816    $5,171   $5,636   $6,058

Allowance for Loan Losses:
--------------------------
 Balance beginning of period      $7,139    $7,754   $8,712   $8,963
 Allowance added in bank
    acquisition                        -         -        -        -
 Net charge offs                    (295)     (521)    (299)    (259)
 Loan loss provision                 910     1,479      550      945
                                 -------- --------- -------- --------
   Balance at end of period       $7,754    $8,712   $8,963   $9,649

Selected Ratios:
----------------
 Net interest margin - FTE(c)       4.35%     4.62%    4.78%    4.97%
 Overhead expense ratio(c)          2.41      2.43     2.65     2.73
 Efficiency ratio                  49.40     46.49    48.32    46.60
 Nonperforming loans/total loans    0.21      0.29     0.22     0.37
 Nonperforming assets/total
  assets                            0.27      0.28     0.22     0.31
 Loans past due 30 days or more,
  including past due non-
  accrual loans, to total loans     0.74      0.72     0.79     0.69

(b) Data prior to the second quarter of 2002 has been adjusted to give effect to 2-for-1 stock split on June 17, 2002
(c) Annualized


                                  9/30/02  12/31/02  3/31/03  6/30/03
                                  -------- --------- -------- --------
Earnings Summary:
-----------------
 Net interest income              $10,851   $11,093  $11,274  $12,184
 Federal tax (FTE) adjustment          95       114      180      207
                                  -------- --------- -------- --------
 Net interest margin (FTE)         10,946    11,207   11,454   12,391
 Loan loss provision               (1,080)   (1,085)    (750)  (1,095)
 Non-interest income                2,958     3,782    3,522    4,570
 Non-interest expense              (6,382)   (6,839)  (6,754)  (7,754)
                                  -------- --------- -------- --------
 Pretax income (FTE)                6,442     7,065    7,472    8,112
 FTE adjustment                       (95)     (114)    (180)    (207)
 Provision for taxes               (2,254)   (2,374)  (2,421)  (2,668)
 Distribution on trust preferred
  securities                         (397)     (396)    (396)    (397)
                                  -------- --------- -------- --------
   Net income                      $3,696    $4,181   $4,475   $4,840
                                  ======== ========= ======== ========

 Earnings per share - diluted(b)    $0.47     $0.53    $0.56    $0.60

Non-interest Income Detail:
---------------------------
 Trust income                        $177      $227     $237     $312
 Service charges on deposit
  accounts                          1,770     1,859    1,674    1,981
 Mortgage lending income              734     1,197    1,042    1,626
 Gain (loss) on sale of assets          8         4       11       (8)
 Security gains (losses)                -         -        -       97
 Bank owned life insurance income       -       236      284      291
 Other                                269       259      274      271
                                  -------- --------- -------- --------
   Total non-interest income       $2,958    $3,782   $3,522   $4,570

Non-interest Expense Detail:
----------------------------
 Salaries and employee benefits    $3,653    $4,078   $4,068   $4,511
 Net occupancy expense                872       887      994    1,094
 Other operating expenses           1,819     1,836    1,654    2,106
 Goodwill charges                       -         -        -        -
 Amortization of other
  intangibles - pretax                 38        38       38       43
                                  -------- --------- -------- --------
   Total non-interest expense      $6,382    $6,839   $6,754   $7,754

Allowance for Loan Losses:
--------------------------
 Balance beginning of period       $9,649   $10,308  $10,936  $11,124
 Allowance added in bank
    acquisition                         -         -        -      660
 Net charge offs                     (421)     (457)    (562)    (300)
 Loan loss provision                1,080     1,085      750    1,095
                                  -------- --------- -------- --------
   Balance at end of period       $10,308   $10,936  $11,124  $12,579

Selected Ratios:
----------------
 Net interest margin - FTE(c)        4.96%     4.81%    4.81%    4.70%
 Overhead expense ratio(c)           2.72      2.71     2.61     2.71
 Efficiency ratio                   45.90     45.63    45.10    45.72
 Nonperforming loans/total loans     0.39      0.31     0.27     0.53
 Nonperforming assets/total assets   0.34      0.24     0.21     0.42
 Loans past due 30 days or more,
  including past due non-
  accrual loans, to total loans      0.83      0.75     0.77     0.76

(b) Data prior to the second quarter of 2002 has been adjusted to give effect to 2-for-1 stock split on June 17, 2002
(c) Annualized


                       Bank of the Ozarks, Inc.
     Average Consolidated Balance Sheet and Net Interest Analysis
                        (Dollars in Thousands)
                               Unaudited

                 Three Months Ended            Six Months Ended
                   June 30, 2003                 June 30, 2003
            -------------------------- -------------------------------
               Average   Income/ Yield/   Average   Income/   Yield/
               Balance   Expense  Rate    Balance   Expense    Rate
            ----------- ------- ------ ----------- ------- -----------
   ASSETS
Earnings assets:
 Interest bearing
  deposits and federal
  funds sold      $430      $7   6.58%       $509     $15        5.94%
 Investment
  securities:
  Taxable      254,543   3,065   4.83     239,777   5,967        5.02
  Tax-exempt
   - FTE        28,461     520   7.33      26,060     952        7.36
 Loans - FTE   774,331  13,437   6.96     746,098  26,158        7.07
            ----------- -------        ----------- -------
    Total earnings
     assets  1,057,765  17,029   6.46   1,012,444  33,092        6.59
Non-earning
 assets         88,821                     85,857
            -----------                -----------
    Total
     assets $1,146,586                 $1,098,301
            ===========                ===========

  LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
 Deposits:
  Savings and
   interest bearing
   trans-
   action     $344,015    $956   1.11%   $328,333  $1,993        1.22%
  Time deposits of
   $100,000 or
   more        273,045   1,324   1.94     252,532   2,527        2.02
  Other time
   deposits    186,511   1,052   2.26     182,268   2,124        2.35
             ---------- -------       ----------- --------
    Total interest
     bearing
     deposits  803,571   3,332   1.66     763,133   6,644        1.76
 Repurchase
  agreements with
  customers     32,775      88   1.08      27,823     153        1.11
 Other
  borrowings   115,910   1,218   4.21     119,564   2,450        4.13
           ----------- --------       ----------- --------
    Total interest
     bearing
     lia-
     bilities  952,256   4,638   1.95     910,520   9,247        2.05
Non-interest bearing liabilities:
 Non-interest
  bearing
  deposits      91,126                     87,645
 Other non-
  interest bearing
  liabilities    4,693                      4,898
           -----------                -----------
   Total
    lia-
    bilities 1,048,075                  1,003,063
Trust preferred
 securities     17,250                     17,250
Stockholders'
 equity         81,261                     77,988
           -----------                -----------
   Total
    liabilities
    and
    stockholders'
    equity  $1,146,586                 $1,098,301
           ===========                ===========
Interest rate
 spread - FTE                    4.50%                           4.54%
                      --------                   --------
Net interest
 income - FTE          $12,391                    $23,845
                      ========                   ========
Net interest
 margin - FTE                    4.70%                           4.75%




    CONTACT: Bank of the Ozarks, Inc.
             Randy Oates, 501/978-2226